                                                Filed pursuant to Rule 424(b)(5)
                                        Registration Nos. 33-64673 and 333-01785

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 28, 1998)

                                  $300,000,000

(LOGO)                    GEORGIA-PACIFIC CORPORATION

                           7 1/4% DEBENTURES DUE 2028
                            ------------------------
                     Interest payable June 1 and December 1
                            ------------------------
 THE 7 1/4% DEBENTURES DUE 2028 (THE "DEBENTURES") MATURE ON JUNE 1, 2028. THE
  DEBENTURES WILL BE REDEEMABLE, IN WHOLE OR FROM TIME TO TIME IN PART, AT THE OPTION OF THE CORPORATION AT ANY TIME AT A REDEMPTION PRICE EQUAL TO THE GREATER
 OF (I) 100% OF THE PRINCIPAL AMOUNT OF THE DEBENTURES TO BE REDEEMED AND (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON (EXCLUSIVE OF INTEREST ACCRUED TO THE DATE OF REDEMPTION) DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS (ASSUMING A 360-DAY
   YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY RATE (AS DEFINED HEREIN) PLUS 25 BASIS POINTS, PLUS, IN EITHER CASE, ACCRUED AND UNPAID INTEREST
  ON THE PRINCIPAL AMOUNT BEING REDEEMED TO THE DATE OF REDEMPTION. DEBENTURES HELD THROUGH THE FACILITIES OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY")
WILL TRADE IN THE DEPOSITARY'S SAME-DAY FUNDS SETTLEMENT SYSTEM UNTIL MATURITY,
 AND SECONDARY MARKET TRADING ACTIVITY FOR THE DEBENTURES WILL THEREFORE SETTLE
        IN IMMEDIATELY AVAILABLE FUNDS. SEE "DESCRIPTION OF DEBENTURES."
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                   PRICE 99.503% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                       UNDERWRITING
                                                    PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                    PUBLIC(1)         COMMISSIONS(2)        COMPANY(1)(3)
                                               -------------------  -------------------  -------------------
Per Debenture................................        99.503%               .875%               98.628%
Total........................................     $298,509,000          $2,625,000          $295,884,000

------------

     (1) Plus accrued interest, if any, from June 2, 1998.
     (2) The Corporation has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
     (3) Before deduction of expenses payable by the Corporation estimated at $150,000.
                            ------------------------
     The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Simpson Thacher & Bartlett, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about June 2, 1998, at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY DEAN WITTER
             GOLDMAN, SACHS & CO.
                          SBC WARBURG DILLON READ INC.
                                      BANCAMERICA ROBERTSON STEPHENS
                                                CITICORP SECURITIES, INC.

May 28, 1998

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE DEBENTURES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE DEBENTURES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE OR OFFER MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Use of Proceeds.............................................   S-3
Description of Debentures...................................   S-3
Underwriters................................................   S-5
Validity of Debentures......................................   S-6
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Corporation.............................................     3
Ratios of Earnings to Fixed Charges.........................     3
Use of Proceeds.............................................     3
Description of Securities...................................     3
Plan of Distribution........................................     8
Validity of Securities......................................     9
Experts.....................................................     9

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures will be used to reduce the Corporation's outstanding short-term borrowings and for other general corporate purposes.

                           DESCRIPTION OF DEBENTURES

     The following description of the Debentures offered hereby (referred to in the accompanying Prospectus as the "Offered Securities") supplements, and to the extent inconsistent therewith supersedes, insofar as such description relates to the Debentures, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Debentures are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2028.

     The Debentures will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from June 2, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 1998 to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the May 15 or November 15, as the case may be, next preceding such Interest Payment Date.

     Principal of and interest on the Debentures will be payable, and the transfer of the Debentures will be registrable, at the Corporate Trust Office of The Bank of New York in the Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Corporation, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

     The Debentures will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof.

     The Debentures will not be entitled to the benefit of any sinking fund.

     The Debentures do not have any Events of Default other than those specifically summarized under "Description of Securities -- Events of Default" in the Prospectus.

     Settlement for the Debentures will be made in immediately available funds. The Debentures will be in the Same-Day Funds Settlement System of the Depositary, and to the extent that secondary market trading in the Debentures is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

REDEMPTION AT THE OPTION OF THE CORPORATION

     The Debentures will be redeemable, in whole or from time to time in part, at the option of the Corporation on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on the Debentures which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the holders of the Debentures, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the Debentures, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant

Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Corporation.

     "Comparable Treasury Price" means with respect to any Redemption Date for the Debentures (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated; Goldman, Sachs & Co.; SBC Warburg Dillon Read Inc.; BancAmerica Robertson Stephens; and Citicorp Securities, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Corporation will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     Notice of any redemption by the Corporation will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of the Debentures to be redeemed. If less than all the Debentures are to be redeemed at the option of the Corporation, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Debentures to be redeemed in whole or in part.

     Unless the Corporation defaults in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the Debentures or portions thereof called for redemption.

                                  UNDERWRITERS

     Subject to the terms and conditions set forth in the Terms Agreement dated May 28, 1998, which incorporates by reference an Underwriting Agreement dated October 22, 1991, relating to the Debentures (the "Terms Agreement"), the Corporation has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                            NAME                               DEBENTURES
                            ----                              ------------
Morgan Stanley & Co. Incorporated...........................  $150,000,000
Goldman, Sachs & Co. .......................................    45,000,000
SBC Warburg Dillon Read Inc. ...............................    45,000,000
BancAmerica Robertson Stephens..............................    30,000,000
Citicorp Securities, Inc. ..................................    30,000,000
                                                              ------------
          Total.............................................  $300,000,000
                                                              ============

     The Terms Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Debentures offered hereby if any are taken.

     The Underwriters propose to offer part of the Debentures directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at a price that represents a concession not in excess of .50% of the principal amount of the Debentures. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Corporation has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Corporation does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Debentures, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at the sole discretion of any Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, Debentures in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing the Debentures in the offering, if the Underwriters repurchase previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Certain of the Underwriters and their affiliates have in the past performed, and in the future may perform, investment banking, commercial banking, advisory and other services for the Corporation.

                             VALIDITY OF DEBENTURES

     The validity of the Debentures offered hereby will be passed upon for Georgia-Pacific by James F. Kelley, Esq., Senior Vice President -- Law of the Corporation, and for the Underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017. Mr. Kelley and Simpson Thacher & Bartlett will rely on local counsel (who may include members of the Corporation's legal staff) as to matters of Georgia law. Mr. Kelley is a full-time employee of the Corporation and participates in employee benefit plans under which he may receive shares of Common Stock of the Corporation.

GEORGIA-PACIFIC CORPORATION                                               (LOGO)
                             ---------------------

                                DEBT SECURITIES

                             ---------------------

     Georgia-Pacific Corporation has registered for sale from time to time, in one or more series, up to $500,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units) aggregate principal amount (based on the public offering price at time of sale) of its unsubordinated non-convertible unsecured debt securities (the "Securities") on terms to be determined at the time of sale. Principal of and interest, if any, on Securities may be payable in U.S. dollars, foreign denominated currency, or currency units, as the Corporation may designate. A Prospectus supplement (the "Prospectus Supplement") will accompany this Prospectus and will set forth the specific designation, aggregate principal amount, initial public offering price, maturity, rate, if any, and time of payment of any interest, any sinking fund, any redemption at the option of Georgia-Pacific Corporation or the holder, any other specific terms, and information about listing, if any, on a securities exchange of the Securities in respect of which this Prospectus and the Prospectus Supplement are being delivered (the "Offered Securities"), together with the terms of offering of the Offered Securities.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                             ---------------------

     The Securities may be sold directly, through agents or to or through dealers designated from time to time, to or through underwriting syndicates led by one or more managing underwriters or to or through one or more underwriters acting alone. If any agents of the Corporation, or any underwriters or dealers, are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Corporation from such sale will also be set forth in the Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                             ---------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 28, 1998.

                             AVAILABLE INFORMATION

     Georgia-Pacific Corporation (together with its subsidiaries being hereinafter referred to as "Georgia-Pacific" or the "Corporation") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus contains information concerning the Corporation, but does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933. Such reports, proxy statements, Registration Statement and exhibits and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such reports, proxy statements, Registration Statement and exhibits and other information concerning the Corporation may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Corporation's Common Stock, par value $.80 per share, is traded.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Corporation with the Commission (File No. 1-3506) pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference in this Prospectus:

          (a) Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          (c) Current Report on Form 8-K dated March 31, 1998.

     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Corporation will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary, Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303, (404) 652-4839.
                             ---------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                THE CORPORATION

     Georgia-Pacific, founded in 1927 as a wholesaler of hardwood lumber in Augusta, Georgia, has grown through expansion and acquisitions to become one of the world's leading manufacturers and distributors of building products and one of the world's leading producers of pulp and paper. In December 1997, the Corporation separated its timber business into a new operating group called The Timber Company. The Corporation's manufacturing and distribution businesses are now known as the Georgia-Pacific Group.

     The Georgia-Pacific Group is one of the nation's largest producers of structural and other wood panels, lumber, communication papers, containerboard and market pulp. It also is the second largest gypsum wallboard producer in North America and operates the world's largest building products distribution system. In addition, it operates a rapidly growing tissue products business.

     The Timber Company is engaged in the business of growing and selling timber and wood fiber and is the third largest private owner of timberlands in the United States, owning approximately 5.4 million acres of timberland in the United States and Canada, and managing an additional 400,000 acres under long-term leases (collectively, the "Timberlands"). The Timber Company grows various commercial species of trees on the Timberlands and sells timber and wood fiber to the Georgia-Pacific Group and other industrial wood users. The principal products sold by The Timber Company are software sawtimber, softwood pulpwood, hardwood sawtimber and hardwood pulpwood.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for Georgia-Pacific for the five years ended December 31, 1997, and for the three months ended March 31, 1998 and 1997. For the purpose of computing the ratio of earnings to fixed charges, (1) "earnings" consist of (a) income before income taxes, extraordinary item and accounting changes, (b) interest expense (excluding interest capitalized during the period and including amortization of previously capitalized interest) and (c) one-third (the portion deemed representative of the interest factor) of rental expense; and (2) "fixed charges" consist of total interest costs (including interest capitalized during the period) and one-third of rental expense.

                                                          THREE
                                                         MONTHS
                                                          ENDED
                                                        MARCH 31,        YEAR ENDED DECEMBER 31,
                                                       -----------   --------------------------------
                                                       1998   1997   1997   1996   1995   1994   1993
                                                       ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges (Unaudited).......  2.00   2.21   1.48   1.55   4.41   2.14   1.07

                                USE OF PROCEEDS

     As of the date of this Prospectus, the Corporation has no specific plans for the net proceeds from any future sale of Securities. The Corporation has registered the Securities for sale from time to time, however, because it currently expects that at some future date it will use the net proceeds of the sale of the Securities for one or more of the following purposes: to reduce short-term borrowings of the Corporation outstanding at the time of such offering; to fund capital expenditures and/or acquisitions; and/or to retire debt and other obligations of the Corporation. The specific uses of such net proceeds will be set forth in the Prospectus Supplement relating to such offering.

                           DESCRIPTION OF SECURITIES

     The following description sets forth certain general terms and provisions of the indenture under which the Securities are to be issued. The particular terms of each issue of Offered Securities, as well as any modifications or additions to such general terms that may be applicable in the case of such Offered Securities, will be described in the Prospectus Supplement relating to such Offered Securities. Accordingly, for a description of the terms of a particular issue of Offered Securities reference must be made both to the Prospectus Supplement relating thereto and to the following description.

     The Securities are to be issued under an Indenture, dated as of March 1, 1983, as amended, between the Corporation and The Bank of New York, as successor trustee (such Indenture, as so amended being hereinafter referred to as the "Indenture").

     The following description of the Indenture and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections of, or terms defined in, the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

     The Corporation has substantial operations at the subsidiary level. Claims of creditors of subsidiaries of the Corporation, including general creditors, generally will have priority as to the assets of subsidiaries over the claims of the Corporation and the holders of indebtedness of the Corporation, including holders of the Securities. The Corporation will rely on cash generated from operations, including the operations of its subsidiaries, and its available financing sources in order to meet its debt service obligations.

GENERAL

     The Indenture provides that the Securities and additional unsubordinated non-convertible unsecured debt securities of the Corporation unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of the Corporation. The Indenture specifically allows Periodic Offerings (as defined) of series of Securities, pursuant to which certain officers of the Corporation may set the terms of the specific issuances of such series. The Securities referred to on the cover page of this Prospectus, and any such other debt securities so issued under the Indenture, are herein collectively referred to, while a single Trustee is acting for all, as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See "Trustee" below. At a time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is Trustee. If at a particular time there is more than one Trustee under the Indenture those Indenture Securities (whether of one or more than one series) for which each Trustee is acting will be treated as issued under a separate indenture.

     Reference is made to the Prospectus Supplement relating to the Offered Securities for the following: (1) the title of the Offered Securities; (2) the aggregate principal amount of the Offered Securities and any limit thereon; (3) the percentage of principal amount for which the Offered Securities will be issued; (4) the date or dates on which the principal of the Offered Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Securities shall bear interest, if any; (6) the date or dates from which any interest shall accrue, or the method by which such date or dates shall be determined, the date or dates on which interest will be payable and the record dates therefor; (7) the place or places where the principal of (and premium, if any) and any interest on the Offered Securities shall be payable; (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Securities may be redeemed, in whole or in part, at the option of the Corporation; (9) the obligation, if any, of the Corporation to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provision or at the option of the holders thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, the Offered Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (10) the currency of payment of principal of, premium, if any, and interest on the Securities;
(11) any index used to determine the amount of payment of principal of, premium, if any, and interest on the Securities; (12) any additional restrictive covenants included for the benefit of the holders of the Offered Securities;
(13) any additional Event of Default with respect to the Offered Securities; and
(14) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture. Principal, premium, if any, and interest, if any, will be payable, and the Offered Securities will be transferable, in the manner described in the Prospectus Supplement relating to such Offered Securities.

     The Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation (including other Indenture Securities).

     The Securities will be issued only in fully registered form without coupons and, unless otherwise provided with respect to a series of Securities, in denominations of $1,000 and multiples of $1,000 (Section 302). No service charge will be made for any transfer or exchange of such Securities but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305).

     Securities may be issued under the Indenture as Original Issue Discount Securities, to be offered and sold at a substantial discount from the principal amount thereof. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to any such Original Issue Discount Securities.

CERTAIN COVENANTS OF THE CORPORATION

     Limitation on Liens. The Corporation may not, nor may it permit any Restricted Subsidiary (as hereinafter defined) to, create or assume any mortgage, security interest, pledge or lien (collectively, a "lien") upon any Principal Property (as hereinafter defined) or upon the shares of stock or indebtedness of any Restricted Subsidiary, without equally and ratably securing the Securities. This restriction, however, does not apply to: (1) liens on any Principal Property existing at the time of its acquisition and liens created 4 contemporaneously with or within 120 days after (or created pursuant to firm commitment financing arrangements obtained within such period) the completion of the acquisition, improvement or construction of such property to secure payment of the purchase price of such property or the cost of such construction or improvements; (2) liens on property or shares of stock or indebtedness of a corporation existing at the time it is merged into or its assets are acquired by the Corporation or a Restricted Subsidiary; (3) liens on property or shares of stock or indebtedness of a corporation existing at the time it becomes a Restricted Subsidiary; (4) liens securing debts of a Restricted Subsidiary to the Corporation and/or one or more Subsidiaries; (5) liens in favor of a governmental unit to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition of or improvements to property subject thereto; (6) liens on timberlands in connection with an arrangement under which the Corporation and/or one or more Restricted Subsidiaries are obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined; (7) liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of, property acquired for such purposes, production therefrom (including the proceeds thereof), or material or equipment located thereon; (8) liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by such customer for goods produced or services rendered to such customer in the ordinary course of business; (9) liens to extend, renew or replace any liens referred to in clauses (1) through
(8) or this clause (9) or any lien existing on the date of the original Indenture; (10) mechanics' and similar liens; (11) liens arising out of litigation or judgments being contested; and (12) liens for taxes not yet due, or being contested, landlords' liens, tenants' rights under leases, easements, and similar liens not impairing the use or value of the property involved (Section 1004). See "Exemption from Limitation on Liens and Sale and Lease-Back" below.

     Limitation on Sale and Lease-Back. Transactions involving sale and lease-back by the Corporation and/or one or more Restricted Subsidiaries of any Principal Property, except for leases not exceeding three years, are prohibited unless (a) the Corporation and/or such Restricted Subsidiary or Subsidiaries would be entitled to incur indebtedness secured by a lien on such property without securing the Securities or (b) an amount equal to the Value (as defined) of such sale and lease-back is applied within 120 days to (i) the voluntary retirement of indebtedness for borrowed money of the Corporation or any Restricted Subsidiary maturing more than one year after the date incurred and which is senior in right of payment to, or ranks pari passu with, the Securities ("funded debt") or (ii) to the purchase of other property that will constitute Principal Property having a value at least equal to the net proceeds of such sale, or (c) the Corporation and/or a Restricted Subsidiary shall deliver to the applicable Trustee for cancellation funded debt (including the Securities) in an aggregate principal amount at least equal to the net proceeds of such sale (Section 1005).

     Exemption from Limitation on Liens and Sale and Lease-Back. The Corporation and/or one or more Restricted Subsidiaries are permitted to create or assume liens or enter into sale and lease-back transactions that would not otherwise be permitted under the limitations described under "Limitation on Liens" and "Limitation on Sale and Lease-Back" above, provided that the sum of the aggregate amount of all indebtedness secured by such liens (not including indebtedness otherwise permitted under the exceptions described in clauses
(1)-(12) under "Limitation on Liens" above) and the value of all such sale and lease-back transactions (not including those that are for less than three years or in respect of which indebtedness is retired or property is purchased or Securities are delivered, as described under "Limitations on Sale and Lease-Back" above) will not exceed 5% of the Net Tangible Assets (as hereinafter defined) of the Corporation and its Restricted Subsidiaries (Section 1006).

     Applicability of Covenants. Any series of Securities may provide that any one or more of the covenants described above shall not be applicable to the Securities of such series (Section 1009).

     Limitation on Merger, Sale and Lease. The Corporation may, without the consent of any Holder of any Security, consolidate with or merge with or into any other corporation or sell, convey or lease all or substantially all of its properties to another corporation; provided, however, that if upon any such merger of the Corporation with or into any other corporation, or upon any such sale or lease of substantially all of its properties, any Principal Property of the Corporation or a Restricted Subsidiary or any shares of stock or indebtedness of a Restricted Subsidiary owned immediately prior thereto would, thereupon, become subject to any lien other than liens permitted, without securing the Securities, under Sections 1004 and 1006 of the Indenture summarized above, the Corporation, prior to such event, will secure the Securities, equally with all other obligations of the Corporation so secured, by a lien on such Principal Property, shares or indebtedness prior to all liens other than any theretofore existing thereon and liens so permitted by such Sections of the Indenture (Sections 801 and 802).

     Highly Leveraged Transactions. The Indenture does not include any debt covenants or provisions which afford debt holders protection in the event of a highly leveraged transaction.

DEFINITIONS

     The following terms are defined in more detail in Section 101 of the
Indenture:

          "Net Tangible Assets" means, at any date, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, (ii) any item representing Investments in Unrestricted Subsidiaries (as defined) and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all of the foregoing as set forth on the most recent consolidated balance sheet of the Corporation and its Subsidiaries and computed in accordance with generally accepted accounting principles.

          "Periodic Offering" means an offering of Securities of a series from time to time the specific terms of which Securities, including without limitation the rate or rates of interest or interest rate formulas, if any, thereon, the Stated Maturity or Maturities thereof and the redemption provisions, if any, with respect thereto, are to be determined by the Corporation or its agents upon the issuance from time to time of such Securities.

          "Principal Property" means any mill, manufacturing plant or facility or timberlands owned by the Corporation and/or one or more Restricted Subsidiaries and located within the continental United States, but does not include any such mill, plant, facility or timberlands which are acquired after the date of the original Indenture for the disposal of solid waste or control or abatement of atmospheric pollutants or contaminants, or water, noise or other pollutants, or which in the opinion of the Corporation's Board of Directors is not of material importance to the total business of the Corporation and its Restricted Subsidiaries as an entirety, and does not include timberlands designated by the Board of Directors as being held primarily for development and/or sale, or minerals or mineral rights.

          "Restricted Subsidiary" means a Subsidiary substantially all of the property of which is located within the continental United States and which itself, or with the Corporation and/or one or more other Restricted Subsidiaries, owns a Principal Property. "Subsidiary" means any corporation a majority of the outstanding voting stock of which is owned or controlled by the Corporation and/or one or more Subsidiaries and which is consolidated in the Corporation's accounts.

MODIFICATION AND WAIVER

     Modifications and amendments may be made by the Corporation and the Trustee to the Indenture, without the consent of any Holder of any Security of any series, to add covenants and Events of Default, and to make provisions with respect to other matters and issues arising under the Indenture, provided that any such provision does not adversely affect the rights of the Holders of Securities of any series (Section 901). Modifications and amendments of the Indenture may be made by the Corporation and the Trustee, with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of Outstanding Indenture Securities of each series which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Indenture Security of such series affected thereby, among other things: (a) change the Stated Maturity of principal of, or any installment of interest (or premium, if any) on, any such Security; (b) reduce the principal amount of, or the rate of interest on, or any premium payable on redemption of, such Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof; (c) change the place or currency of payment of principal, premium, if any, or interest on any such Security; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Security; (e) reduce the above stated percentage of Holders of Indenture Securities necessary to modify or amend the Indenture or to consent to any waiver thereunder; or (f) modify the foregoing requirements (Section 902).

     The Holders of at least 66 2/3% in aggregate principal amount of a series of Outstanding Indenture Securities may, on behalf of all Holders of Outstanding Indenture Securities of such series, waive compliance by the Corporation with the restrictions described herein under "Limitation on Liens" and "Limitation on Sale and Lease-Back" and compliance with certain other covenants of the Corporation contained in the Indenture (Section 1008).

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Indenture Securities as being any one of the following events: (a) default in the payment of any interest upon any Indenture Security of such series when due, continued for 30 days; (b) default in the payment of the principal of (or premium, if any, on) an Indenture Security of such series at its Maturity; (c) default in the performance of any other covenant of the Corporation in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Indenture Securities other than such series), continued for 90 days after written notice as provided in the Indenture; (d) certain events in bankruptcy, insolvency or reorganization; and (e) any other Event of Default provided with respect to Securities of such series (Section 501).

     If an Event of Default with respect to Indenture Securities of any series at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Indenture Securities of that series may declare the principal amount (or, if the Indenture Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified for that series) of all of the Indenture Securities of that series to be due and payable immediately. However, at any time after such a declaration of acceleration with respect to Indenture Securities of such series has been made, but before the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Indenture Securities of such series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof) with respect to Indenture Securities of such series, have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Indenture Securities of a series may, subject to certain limitations, waive any past default and its consequences (Section 513). Reference is made to the Prospectus Supplement relating to any series of Offered Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the Holders of Securities of any series unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the Holders of a majority in principal amount of the Outstanding Indenture Securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee (Section 512).

     The Corporation will be required to furnish to the Trustee annually a statement as to the fulfillment by the Corporation of all of its obligations under the Indenture (Section 1007).

TRUSTEE

     The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

CONCERNING THE TRUSTEE

     The Corporation maintains customary banking relationships with The Bank of New York, and The Bank of New York is a lender under the Corporation's $1.5 billion unsecured revolving credit facility.

                              PLAN OF DISTRIBUTION

     Georgia-Pacific may sell the Securities: (i) through underwriters; (ii) to dealers; (iii) through agents; or (iv) directly to a limited number of institutional purchasers or to a single purchaser. The Prospectus Supplement with respect to the Offered Securities sets forth the name or names of the underwriters, if any, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in a sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Georgia-Pacific will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold by Georgia-Pacific through agents designated by the Corporation from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Securities may be sold directly by Georgia-Pacific to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, Georgia-Pacific will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase Offered Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled, under agreements entered into with Georgia-Pacific, to indemnification by Georgia-Pacific against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

     The place and time of delivery of the Offered Securities are set forth in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the Securities offered hereby will be passed upon for Georgia-Pacific by James F. Kelley, Senior Vice President -- Law of the Corporation, and if underwriters or agents are utilized, on behalf of such underwriters or agents by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017. Mr. Kelley and Simpson Thacher & Bartlett will rely on local counsel (who may include members of the Corporation's legal staff) as to matters of Georgia law. Mr. Kelley is a full-time employee of the Corporation and holds shares and participates in employee benefit plans under which he may receive additional shares of Common Stock of the Corporation.

                                    EXPERTS

     The consolidated financial statements and schedule of Georgia-Pacific Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included or incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.